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                                                           Exhibit 99.1



FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Neil H. Koenig
Interim Chief Financial Officer
(212) 949-1373

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
            ANNOUNCES FAVORABLE APPELLATE COURT RULING IN DAMAGE CASE

FOR IMMEDIATE RELEASE - December 4, 2003 - First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced that it has received a favorable decision from the California Court of Appeal, Third Appellate District, in Paterno et al. v. State of California, a class action composed of numerous businesses and individuals as parties plaintiff, including First Union. First Union noted that it first learned of the unexpected ruling after the close of business on Wednesday, November 26, 2003.

As a plaintiff in this case, First Union has pursued legal action against the State of California associated with the 1986 flood of Sutter Buttes Center, formerly Peach Tree Center, a property owned at the time by First Union. In September 1991, the court ruled in favor of the plaintiffs on the liability portion of the inverse condemnation suit, which the State of California appealed. In the third quarter of 1999, the 1991 ruling in favor of First Union and the other plaintiffs was reversed by the State of California Court of Appeal, which remanded the case to the trial court for further proceedings. After the remand, the retrial of the litigation commenced in February 2001 and was completed in July 2001. In November 2001, the trial court issued a decision that generally held in favor of the State of California.

The Plaintiffs appealed the ruling of the trial court to the California Court of Appeal. On November 26, 2003, the Court of Appeal issued its decision reversing the decision of the trial court. The appellate court held that the State was liable for the damages caused by the failure of the levee and remanded the case to the trial court for a determination of the plaintiffs' damages and for an award of attorney's fees and costs. First Union understands that the State intends to pursue an appeal to the California Supreme Court, but cannot predict whether that court will accept such an appeal and, if accepted, what the outcome of the appeal will be.

First Union has been informed by the consulting firm it previously retained to evaluate its claims that the amount of its potential damage claims is in the order of magnitude of $33 million, potentially subject to adjustment due to the subrogation rights of First Union's insurance carrier,
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plus attorney's fees and compounded market-rate interest from 1986, the time that the damage occurred; however, First Union is unable to predict at this time what amount, if any, it will recover of its damage claims in or as a result of this legal proceeding.

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Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, the risk that adverse judicial rulings or other negative events shall affect the ultimate outcome of this litigation, resulting in little or no recovery to First Union with respect to its potential damage claims. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in New York, New York.